Exhibit 11.1

Computation of Earnings Per Share

The Company follows Financial Accounting Standards Board’s Statement No. 128, “Earnings Per Share” (“SFAS 128") in which income for Basic Earnings per Share (“EPS”) is adjusted for dividends attributable to preferred stock and is based on the weighted average number of common shares outstanding.  Diluted EPS is computed by using the weighted average number of common shares outstanding, increased by the assumed conversion of the convertible preferred stock and the assumed conversion of the stock options.

The components of basic and diluted earnings per common share for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Basic Earnings per Common Share:
Net income	$11,372,000	$8,761,000	$8,214,000
Preferred stock dividends	(3,576,000)	(2,240,000)	(1,821,000)
Net income available to common stockholders	$7,796,000	$6,521,000	$6,393,000
Weighted average common shares outstanding	6,042,015	6,092,670	6,131,314
Basic earnings per common share	$1.29	$1.07	$1.04
Diluted Earnings per Common Share:
Net income available to common stockholders	$7,796,000	$6,521,000	$6,393,000
Effect of assumed preferred stock conversion	-	-	-
Net income applicable to diluted earnings per share	$7,796,000	$6,521,000	$6,393,000
Weighted average common shares outstanding	6,042,015	6,092,670	6,131,314
Dilutive potential common shares:
Assumed conversion of stock options	10,515	24,057	35,879
Assumed conversion of restricted stock	1,741	-	-
Assumed conversion of preferred stock	-	-	-
Diluted weighted average common shares outstanding	6,054,271	6,116,727	6,167,193
Diluted earnings per common share	$1.29	$1.07	$1.04

The following shares were not considered in computing diluted earnings per share for the years ended December 31, 2011, 2010 and 2009 because they were anti-dilutive:

	2010	2010	2009
Stock options to purchase shares of common stock	$202,970	$202,970	$202,970
Average dilutive potential common shares associated with convertible preferred stock	$1,998,652	$1,122,833	$1,036,046